UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
☑    Preliminary Information Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐    Definitive Information Statement

TECOGEN INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11

(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

June __, 2013

RE:    Notice of Action by Written Consent of Stockholders of Tecogen Inc. (“us” or the “Company”) in Lieu of Meeting

Dear Stockholder:

We are notifying our stockholders of record on June 20, 2013 that stockholders representing approximately 58.9% of our outstanding common stock on June __, 2013 have executed a written consent in lieu of a special meeting approving our Amended and Restated Certificate of Incorporation (the “Restatement”).

The Restatement (i) effects a one-for-four reverse stock split (the “Reverse Stock Split”), as previously described in the Information Statement dated April 15, 2013, which was distributed to all of the Company's stockholders, and (ii) adds certain provisions and makes certain changes in connection with the Company's anticipated status as a publicly traded company, as reflected in the Amended and Restated Certificate of Incorporation (the "Old Amendment and Restatement") filed as Exhibit 3.2 to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission (“SEC”) on December 21, 2012. It is not currently determinable when or if the Company will become a publicly traded company. The Restatement reflects the Reverse Stock Split and the provisions contained in the Old Amendment and Restatement, but needed to be re-approved for technical reasons under Delaware law.

A copy of the Restatement is attached to this information statement as Appendix A, in substantially the form to be filed with the Secretary of State of Delaware.

Under Section 228(e) of the General Corporation Law of the State of Delaware, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228. This letter is also intended to serve as the notice required by Section 228(e) of the General Corporation Law of the State of Delaware.

An information statement containing a detailed description of the matters adopted by written consent accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by the holders of a majority of the voting power of the Company. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with SEC rules. No action is required of you. The Company will mail or make available this information statement to stockholders on or about June __, 2013.

Our 2012 Annual Report on Form 10-K, as filed with the SEC, is being mailed to stockholders with this Information Statement.

Sincerely,

/s/ Bonnie J. Brown
Bonnie J. Brown
Chief Financial Officer

JUNE __, 2013

INFORMATION STATEMENT (PRELIMINARY)

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN
CONSENT OF MAJORITY SHAREHOLDERS TO EFFECT A REVERSE STOCK SPLIT

FILED PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is furnished to holders of the Common Stock of Tecogen Inc. (the “Company”) of record at the close of business on the date preceding the date hereof in connection with an amendment and restatement (the “Amendment and Restatement”) to our certificate of incorporation to, among other things, effectuate a reverse stock split of our Common Stock at a ratio of one-to-four (the “Reverse Stock Split”). The Amendment and Restatement also includes additional changes to the Company's certificate of incorporation to include provisions customary for a public company, including the authorization of 10,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), all of which Preferred Stock will be undesignated. We are sending you this Information Statement to inform you that our board of directors and the holders of a majority of our outstanding shares of Common Stock have approved these actions. This Information Statement was prepared by our management.

On June __, 2013, the Company's board of directors unanimously declared the advisability of, and recommended that the stockholders adopt, the Amendment and Restatement, including the Reverse Stock Split, and directed that the approval of the Company's stockholders be sought. On that date, the holders of a majority of the Company's outstanding shares of Common Stock executed a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) approving and adopting the Amendment and Restatement. This notice is being sent to you for information purposes only pursuant to the requirements of Section 228 of the DGCL, and does not require any action on your part. We are not asking you for a proxy because the Amendment and Restatement has already been approved in accordance with Delaware law. This procedure was used in order to eliminate the costs and management time required to hold a special meeting of stockholders and to implement the Amendment and Restatement, including the Reverse Stock Split in a timely manner. Please review this Information Statement carefully.
The Amendment and Restatement to, among other things, implement the Reverse Stock Split, will be filed with the Delaware Secretary of State as soon as possible under applicable statutes (the “Effective Date”). Pursuant to the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Amendment and Restatement may not be effected until at least 20 calendar days after this Information Statement is sent or given to the stockholders of the Company.
As of the record date, the Company had 54,447,854 shares of Common Stock issued and outstanding. The Common Stock constitutes the Company's only outstanding class of capital stock. The holders of 32,052,695 shares of the issued and outstanding Common Stock, representing approximately 58.9% of the votes entitled to be cast with regard to the Amendment and Restatement, approved the Amendment and Restatement by written consent.
We will bear the expenses relating to this Information Statement, including expenses in connection with preparing and mailing this Information Statement and any documents that now accompany or may in the future supplement it. No additional consideration has been or will be paid to any officer, director or employee of the Company in connection with the Amendment and Restatement or the preparation and dissemination of this Information Statement and the accompanying materials. We contemplate that brokerage houses, custodians, nominees and fiduciaries will forward this Information Statement to the beneficial owners of our Common Stock held of record by these persons, and we will reimburse them for their reasonable expenses incurred in this process.
Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices to the address below (Attention: Chief Financial Officer), stating your name, your shared address, and the address to which we should direct the additional copy of the Information Statement, or by calling our principal executive offices at (781) 466-6440. If multiple shareholders sharing an address have received one copy of this Information Statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.
NO DISSENTERS' RIGHT OF APPRAISAL
Under Delaware law and our certificate of incorporation and bylaws, no shareholder has any right to dissent to the Reverse Stock Split, and no shareholder is entitled to appraisal of or payment for their shares of our Common Stock.
THE REVERSE SPLIT
The Reverse Stock Split is at a split ratio of one-to-four, whereby record owners of the Company's Common Stock as of the close of business on the Effective Date, shall, after the Effective Date, own one share of Common Stock for every four shares held immediately prior to the Effective Date. The Reverse Stock Split will become effective as of the close of business on the Effective Date. The par value of the Common Stock will not be changed and will be fully paid and non-assessable.
THE AMENDMENT AND RESTATEMENT
On June 3, 2013, we filed a Registration Statement with the SEC relating to a proposed public offering of our common stock and listing of our common stock on a national exchange. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering and listing of our common stock will occur.
The Board of Directors of the Company deemed it advisable and in the best interest of the Company and its stockholders to amend and restate the Company's certificate of incorporation to effect the Reverse Stock Split and to add certain provisions and make certain changes in connection with the Company's anticipated status as a publicly traded company following the proposed public offering. A summary of the Amendment and Restatement, including a summary of material changes as compared to the existing Certificate of Incorporation, is set forth below, but such summary is qualified in its entirety by reference to the Amendment and Restatement itself, a copy of which is attached as Appendix A and incorporated herein by reference.
In addition to the Reverse Stock Split, the material changes effected by the Amendment and Restatement include:

•
The Amendment and Restatement provides for the authorization of the Board of Directors to issue up to 10,000,000 shares of preferred stock without any further action by the Company's stockholders. The Company's existing certificate of incorporation does not authorize any shares of preferred stock or provide the Board of Directors the authority to issue preferred stock.

•
The Company's existing certificate of incorporation does not address the composition or power of the Board of Directors, as these matters were addressed by the Company's bylaws. The Amendment and Restatement provides that that (i) the Board of Directors of the Company shall establish the number of directors; (ii) directors may only be removed for cause and only by the affirmative vote of the holders of at least two-thirds of the votes of all stockholders who would be entitled to cast in an election of directors; (iii) that advance notice of stockholder nominations for the election of directors and other business to be brought at any stockholders meeting must be given in accordance with the Company's bylaws; and (iv) provisions in Article NINTH of the Amendment and Restatement, which relate to the Board of Directors, may only be amended by the affirmative vote of at least two-thirds of the votes of all stockholders who would be entitled to cast in an election of directors. The Board of Directors will still consist of a single class, with each director serving until the next annual meeting and until such director's successor is duly elected and qualified.

•
Like the Company's existing certificate of incorporation, the Amendment and Restatement provides for indemnification of, and advancement of legal expenses to, our directors and officers. In addition to the existing provisions, the Amendment and Restatement (i) provides additional limitations on when the Company will make an advancement of legal expenses, (ii) modifies the procedure for indemnification and (iii) eliminates a provision requiring that, if the Company is not the surviving entity in any merger or consolidation, then such surviving entity must assume the Company's indemnification obligations under the certificate of incorporation.

•
Unlike the Company's existing certificate of incorporation, the Amendment and Restatement does not opt-out of Section 203 of the Delaware General Corporation Law. Section 203 of that law generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors, the business combination is approved in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

EXCHANGE OF STOCK CERTIFICATES
The Company's Secretary will act as the exchange agent (the “Exchange Agent”) in connection with the Reverse Stock Split. You may contact the Secretary at Tecogen Inc., 45 First Avenue, Waltham, MA 02451, phone (781) 466-6440. The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of our Common Stock from approximately 54,447,854 shares to approximately 13,611,974 shares, based on the number of shares outstanding on June 20, 2013. As of that date, we had approximately 110 holders of record of our Common Stock. We do not expect that the Reverse Stock Split will result in a substantial reduction in the number of record holders.
The total number of shares of Common Stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the Reverse Stock Split divided by four. As of the close of business on the Effective Date, each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Stock Split (“Old Common Stock”) will be deemed, automatically and without any action on the part of individual stockholders, to represent one-fourth the number of shares of Common Stock on its face after the Reverse Stock Split, with any fractional shares rounded up to the nearest whole share (“New Common Stock”), as set forth in the Amendment. Each stockholder will be able (but not required) to obtain a New Common Stock certificate evidencing its post-reverse-split shares only by sending to the Company's Secretary its Old Common Stock certificate(s), together with written instructions and such evidence of ownership of the shares or other documentation as we may require. Stockholders will not receive certificates for New Common Stock unless and until their Old Common Stock certificates are surrendered together with the required documentation.
Stockholders whose shares are held in brokerage accounts or in a street name need not submit Old Common Stock certificates for exchange as those shares will automatically reflect the new share amount based on the Reverse Stock Split. Any stockholder whose Old Common Stock certificate has been lost, destroyed or stolen will be entitled to issuance of a New Common Stock certificate upon compliance with such requirements as the Company and the Exchange Agent customarily apply in connection with lost, stolen or destroyed certificates.
PURPOSES OF THE AMENDMENT AND RESTATEMENT AND THE REVERSE SPLIT
On June 3, 2013, we filed a Registration Statement with the SEC relating to a proposed public offering of our common stock and listing of our common stock on a national exchange. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering and listing of our common stock will occur. The Amendment and Restatement adds certain provisions and makes certain changes, including the Reverse Stock Split, in connection with the Company's anticipated status as a publicly traded company following the proposed public offering.
The Company believes that the Reverse Stock Split will facilitate the listing of our Common Stock on a securities exchange in the future and should also enhance the acceptability of the Common Stock by institutional investors, the financial community and the investing public by increasing the trading price over what it would have been without the Reverse Stock Split. There can be no assurance, however, that our Common Stock will be listed on a securities exchange or that any or all of these effects will occur.
PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT
The Reverse Stock Split will not affect any stockholder's proportionate equity interest in the Company, except for negligible amounts resulting from the rounding up of fractional shares to the nearest whole share to avoid the issuance of fractional shares. The Reverse Stock Split will not affect the Company's total stockholder equity. All share and per share financial information would be retroactively adjusted following the Effective Date to reflect the Reverse Stock Split for all periods presented in future filings.
After the Reverse Stock Split, the Company's authorized but unissued Common Stock will be approximately 86,388,026 shares of Common Stock, which will be available for future issuance by the board of directors without further action.
FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT
The Company will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. The Company, however, believes that because the Reverse Stock Split is not part of a plan to increase any stockholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Stock Split will have, among others, the following material federal income tax effects:

1.
A stockholder will not recognize gain or loss on the exchange of Old Common Stock for New Common Stock. In the aggregate, the stockholder's basis in shares of New Common Stock (including any fractional share deemed received) will equal his or her basis in shares of Old Common Stock.

2.	A stockholder's holding period for tax purposes for shares of New Common Stock will be the same as the holding period for tax purposes of the shares of Old Common Stock exchanged therefor.

3.
The Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, or will otherwise qualify for general non-recognition treatment, and the Company will not recognize any gain or loss as a result of the Reverse Stock Split.

The above summary does not discuss any state, local, foreign or other tax consequences. The summary is for general information only and does not discuss consequences which may apply to special classes of taxpayers. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.
ACCORDINGLY, STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of June 20, 2013, certain information with respect to the beneficial ownership of the Company's Common Stock by (1) any person including any “group” as set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known by us to be the beneficial owner of more than 5% of our Common Stock, (2) each director, (3) each of our executive officers and (4) all of our current directors and executive officers as a group. The percentages in the following table are based on 54,447,854 shares of Common Stock issued and outstanding as of June 20, 2013.

Name and address of beneficial owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders:
John N. Hatsopoulos (2)	14,875,350	27.3%
George N. Hatsopoulos (3)	14,206,077	25.9%
RBC cees Nominees Limited (4)	3,616,418	6.6%
Joseph J. Ritchie (5)	3,586,449	6.6%

Directors and Officers:
John N. Hatsopoulos (2)	14,875,350	27.3%
George N. Hatsopoulos (3)	14,206,077	25.9%
Robert A. Panora (6)	903,400	1.7%
Bonnie J. Brown (7)	425,000	0.8%
Charles T. Maxwell (8)	350,000	0.6%
Angelina M. Galiteva (9)	250,000	0.5%
Ahmed F. Ghoniem (10)	150,000	0.3%
Joseph E. Aoun	—	—%
All executive officers and directors as a group (8 persons)	31,159,827	56.6%

1.	The address of the directors and officers listed in the table above is: c/o Tecogen Inc., 45 First Avenue, Waltham, Massachusetts 02451.

2.
Includes: (a) 8,540,838 shares of Common Stock held by J&P Enterprises LLC for the benefit of: (1) John N. Hatsopoulos and (2) Patricia L. Hatsopoulos, and of which John N. Hatsopoulos is the Executive Member and has voting and investment power; (b) 2,375,077 shares of Common Stock held by John N. Hatsopoulos and his wife, Patricia L. Hatsopoulos, as joint tenants with rights of survivorship, each of whom share voting and investment power; and (c) 3,959,435 shares of Common Stock held by The John N. Hatsopoulos Family Trust 2007 for the benefit of: (1) Patricia L. Hatsopoulos, (2) Alexander J. Hatsopoulos, and (3) Nia Marie Hatsopoulos, for which Dr. George N. Hatsopoulos and Ms. Patricia L. Hatsopoulos are the trustees.

3.
Includes: (a) 4,902,854 shares of Common Stock, directly held by Dr. George N. Hatsopoulos; (b) 9,000,000 shares of Common Stock; held by The Hatsopoulos Family 2012 Trust; and (c) 303,223 shares of Common Stock issuable upon conversion of $90,967 principal amount of 6% convertible debentures. This amount does not include 2,272,391 shares held in the 1994 Hatsopoulos Family Trust for the benefit of Dr. and Mrs. Hatsopoulos' adult children, for whom Ms. Daphne Hatsopoulos and Mr. Gordon Erhlich are the trustees. Dr. Hatsopoulos disclaims beneficial ownership of the shares held by this trust.

4.
Includes 3,616,418 shares of Common Stock purchased in August 2010 and November 2011 held by RBC cees Nominees Ltd. The address of RBC cees Nominees Ltd. is 19-21 Broad Street, St. Hellier, Jersey JE1 3PB, Channel Islands.

5.	Includes 3,586,449 shares of Common Stock, directly held by Mr. Ritchie. The address of Mr. Ritchie is 2100 Enterprise Avenue, Geneva, IL 60134.

6.	Includes: (a) 653,400 shares of Common Stock, directly held by Mr. Panora, and (b) options to purchase 250,000 shares of Common Stock exercisable within 60 days of the date of June 20, 2013.

7.	Includes: (a) 50,000 shares of Common Stock, directly held by Ms. Brown, and (b) options to purchase 375,000 shares of Common Stock exercisable within 60 days of the date of June 20, 2013.

8.	Includes: (a) 300,000 shares of Common Stock, directly held by Mr. Maxwell, and (b) options to purchase 50,000 shares of Common Stock exercisable within 60 days of the date of June 20, 2013.

9.	Includes: (a) 100,000 shares of Common Stock, directly held by Ms. Galiteva, and (b) options to purchase 150,000 shares of Common Stock exercisable within 60 days of the date of June 20, 2013.

10.	Includes: (a) 100,000 shares of Common Stock, directly held by Dr. Ghoniem, and (b) options to purchase 50,000 shares of Common Stock exercisable within 60 days of the date of June 20, 2013.
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Except in their capacity as shareholders (which interest does not differ from that of the other common shareholders), none of our officers, directors, or any of their respective affiliates has any separate interest in the Reverse Stock Split.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, we file periodic reports, documents and other information with the Securities and Exchange Commission (the "SEC"), relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

FORWARD LOOKING STATEMENTS
This Information Statement and other reports that the Company files with the SEC contain forward-looking statements about the Company's business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, the Company has no duty to publicly release information that updates the forward looking statements contained in this Information Statement. An investment in the Company involves numerous risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time-to-time in future SEC filings.
By order of the Board of Directors,

/s/ Bonnie J. Brown
Bonnie J. Brown
Chief Financial Officer

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TECOGEN INC.

(Originally incorporated on September 15, 2000 as Tecogen Acquisition Inc.)
FIRST: The name of the Corporation is Tecogen Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of the Corporation's registered agent at such address is Corporation Service Corporation.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), all of which Preferred Stock will be undesignated.

At the initial date and time of the effectiveness of this Amended and Restated Certificate of Incorporation (the “Reverse Stock Split Effective Time”), the following recapitalization (the “Reverse Stock Split”) shall occur: each four shares of Common Stock of the Corporation issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be exchanged and combined into one share of Common Stock.

The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock affected thereby.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.COMMON STOCK.

1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder;  provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.Dividends. Subject to any preferential dividend or other rights of any then outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

1

4.Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to any preferential or other rights of any then outstanding Preferred Stock, holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

B.PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and except as set forth in Article EIGHTH, all rights conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation are granted subject to this reservation.

SIXTH:    In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, unless otherwise required by law, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or adoption of such inconsistent provision, provided, however, that if the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

2

1.Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of  nolo contendere  or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) that the Court of Chancery of Delaware or such other court shall deem proper.

3.Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect to any action, suit or proceeding, or in defense of any claim, issue or matter therein or any appeal therefrom, that is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful.

4.Notification and Defense of Claim. As a condition precedent to an Indemnitee's right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded

3

that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys' fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter;  provided,  however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and  provided, further, that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such indemnification and advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, except in the case of a claim for an advancement of expenses, the applicable period shall be 30 days, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such applicable period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee's expenses (including attorneys' fees) reasonably incurred in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

4

8.Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal (except to the extent such amendment, termination or repeal permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto).

10.Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), this Certificate of Incorporation, the Bylaws of the Corporation, an agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys' fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13.Savings Clause. If this Article EIGHTH or any portion hereof shall be held invalid, illegal or unenforceable on any ground whatsoever by any court of competent jurisdiction, (a) the validity, legality and enforceability of the remaining provisions of this Article EIGHTH shall not in any way be effected or impaired thereby; and (b) the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law, provided further, that to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of this Article EIGHTH containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14.Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

5

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall consist of only one class.

4.Term of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided that the term of any person who is a director of the Corporation on the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware shall expire at the Corporation's annual meeting of stockholders held in 2013; and provided further that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

5.Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7.Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors.

8.Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office as set forth in Section 4 of this Article NINTH.

9.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.Amendments to Article. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote

6

of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer on _________, 2013.

TECOGEN INC.

By: ______________________________________
Name:
Title:

7